Execution Version

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into as of September 29, 2025 (the “Effective Date”) by and between Forian Inc., a Delaware corporation (collectively with its subsidiaries, “Forian”), and 2025 Acquisition Corporation, a Delaware corporation (the “Recipient”). Forian is willing to disclose Confidential Information (as defined in Section 1) to Recipient for the purpose of facilitating Recipient’s evaluation of a possible negotiated transaction (a “Possible Transaction”), subject to the terms and conditions set forth herein. In consideration of the mutual covenants set forth below and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Confidential Information.

a.       For purposes of this Agreement, the term “Confidential Information” means any information disclosed by or on behalf of Forian to Recipient or its Representatives (as defined below), regardless of format or medium, including financial information, technical and non-technical data and datasets, products, software, services, systems, processes, operations, reports, analyses, technologies, specifications, protocols, know- how, methodologies, trade secrets, trade practices, trademarks, copyrights or other intellectual property rights, marketing plans and materials, strategies, forecasts, research, concepts, ideas, identifying characteristics or information of Forian’s existing or potential licensors, suppliers, customers or employees, any and all other confidential or proprietary information concerning Forian’s business and any information derived from any of the foregoing, whether provided to Recipient or its Representatives before or after the date of this Agreement. For purposes of this Agreement, the term “group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Representative” means (i) Recipient’s subsidiaries or its or their directors, managers, officers, employees or advisors (including attorneys, accountants, investment bankers, or other advisors), (ii) any member of Recipient’s group, which includes such persons that are members of Recipient’s group as of the date hereof (as publicly disclosed in the Schedule 13D (as defined below)) and any existing stockholder of Forian that is not an “Affiliate” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933) of Forian that is added as a member of Recipient’s group after the date hereof pursuant to the terms of this Agreement; provided that (x) inclusion of such stockholder as member of Recipient’s group would not result in Recipient’s group beneficially owning at any time more than seventy-five percent (75%) of the outstanding shares of Forian), (y) Recipient shall notify the Special Committee (as defined in Section 4 below) of the identity of such stockholder promptly, and (z) in no event shall Recipient add any such stockholder to Recipient’s group without the prior written consent of the Special

Committee, and (iii) only if Recipient receives the Company’s prior written consent, actual or potential financing sources, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Forian consents to inclusion in the term “Representatives” of each of the lenders disclosed to Forian by Recipient in connection with the execution of this Agreement.

b.       Without limiting the generality of the foregoing, Recipient acknowledges and agrees, on behalf of itself and its Representatives, that all notes, analyses, compilations, studies or other materials prepared by Recipient or its Representatives to the extent containing or based upon, directly or indirectly, Confidential Information furnished by or on behalf of Forian shall constitute Confidential Information hereunder.

c.       Confidential Information shall not include any information which (i) is or becomes available to the public other than as the consequence of a breach of this Agreement or any other obligations of confidentiality (contractual, fiduciary, or otherwise) known by or that reasonably should have been known by, Recipient or its Representatives; (ii) became known by Recipient or its Representatives on a non-confidential basis without any limitation on use or disclosure prior to receipt from Forian, provided that such information that is not, to Recipient’s or its Representatives’ knowledge (after reasonable inquiry) subject to another confidentiality agreement or other obligation of confidentiality (contractual, fiduciary, or otherwise) owed to Forian with respect to such information; (iii) is received by Recipient or its Representatives from a third party in possession of such information that is not, to Recipient’s or its Representatives’ knowledge (after reasonable inquiry) under obligation (contractual, fiduciary, or otherwise) not to disclose the information; or (iv) is independently developed by Recipient or its Representatives without use of or reference to the Confidential Information. The burden of proving the applicability of these exceptions shall be on Recipient.

2.       Obligations Regarding Confidential Information.

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a.       Recipient shall, and shall direct its Representatives to, (i) hold in strict confidence all Confidential Information, using the same degree of care used to protect the confidentiality of its or their own confidential information of similar type, and in any event no less than a commercially reasonable degree of care and (ii) not disclose or otherwise provide access or transfer, directly or indirectly, any Confidential Information to any natural person, governmental authority or entity (“Person”) without the prior written consent of Forian, except to the extent expressly permitted hereunder. Notwithstanding the preceding sentence to the contrary, Recipient may disclose Confidential Information to its Representatives, but only to the extent they are reasonably necessary to enable Recipient to evaluate a Possible Transaction and are bound by confidentiality and non-use obligations no less stringent than those set forth in this Agreement; provided, however, that Recipient may not disclose Confidential Information to any Representative that Recipient is aware is independently evaluating a potential strategic transaction with Forian without the prior written consent of Forian. Recipient shall, and shall direct its Representatives to, use the Confidential Information only for the evaluation of a Possible Transaction and not for any other purpose. Recipient shall ensure that any of its Representatives that obtain Confidential Information receive a copy of and comply with this Agreement, and Recipient shall be responsible for any breach of this Agreement by such Representatives to the same extent as if such breach were on the part of Recipient.

b.       For the avoidance of doubt, but without limiting the right of Recipient to disclose Confidential Information to its Representatives, Recipient shall not, and shall direct its Representatives not to, (i) disclose to, or discuss with, any Person, except as otherwise provided herein: (x) that the parties are discussing, negotiating or contemplating a Possible Transaction; (y) that Confidential Information has been requested or received; or (z) any of the terms, conditions, business or financial information, or other facts with respect to a Possible Transaction, including the status thereof, if and to the extent such information has not been publicly disclosed in that certain Schedule 13D, including the exhibits thereto, filed by the Recipient’s group with the Securities and Exchange Commission on August 25, 2025, as amended on August 25, 2025 and as further amended from time to time solely to add Representatives to the group (provided that in no event shall the group beneficially own greater than 75% of Forian’s outstanding Common Stock at any time) or to make typographical or clerical corrections to the Schedule 13D (the “Schedule 13D”), and all such information shall constitute Confidential Information; or (ii) except as is consistent with the expressed intent of the Recipient’s group as in existence on the date hereof (as publicly disclosed in the Schedule 13D), engage in discussions or negotiations with, or enter into any agreement or understanding with, any other Person regarding a Possible Transaction, including engaging in discussions with any Person (including any Forian Party (as defined in Section 4) or any potential financing source) any potential position, involvement or other form of direct or indirect participation in a Possible Transaction or otherwise club, partner, joint-bid or enter into any agreement or understanding, whether written or oral, with any Person with respect to the foregoing.

c.       Recipient agrees that neither it nor any of its Representatives will, without the prior written consent of Forian, enter into any exclusive arrangement with respect to the provision of financing in connection with a Possible Transaction. For purposes of this Agreement, any agreement, arrangement or other understanding, whether written or oral, with any potential financing source which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such financing source from acting as a potential financing source to any other Person with respect to a Possible Transaction shall be deemed an exclusive arrangement.

d.       Notwithstanding the foregoing, Recipient shall be permitted to disclose Confidential Information or any of the information referenced in Section 2.b pursuant to a court order, government order or any other legal requirement of disclosure, or pursuant to the listing rules of any stock exchange to which Recipient is subject; provided that, to the extent permitted, Recipient gives Forian written notice of such court order, government order, legal requirement or listing rule requiring disclosure immediately upon knowledge thereof and allows Forian a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law (and reasonably cooperates with Forian in such efforts); and further provided that Recipient shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required, and will exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed. None of Recipient or its Representatives will oppose action by Forian to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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e.       Recipient shall not, and shall direct its Representatives not to, nor permit any other Person to, directly or indirectly: (i) copy, reproduce, summarize or distribute Confidential Information except as necessary to evaluate a Possible Transaction; (ii) reverse engineer, disassemble, modify, decompile, decode or adapt any software or information products disclosed by Forian or otherwise attempt (x) to derive or gain access to the source code of any software or the source of any data disclosed, (y) to re-identify methodologies, processes or data used therein or (z) to extract any ideas, data, algorithms or procedures therefrom, in each case in whole or in part; (iii) combine the Confidential Information with other data or datasets except as necessary to evaluate a Possible Transaction; (iv) re- export, transmit or make available for access any Confidential Information to any country or Person to which such export or transmission is restricted by regulation or statute; or (v) remove, delete, alter or obscure any of Forian’s copyright, trademark or other intellectual property or proprietary rights notices.

f.       Recipient shall (i) notify Forian promptly upon becoming aware of any unauthorized use or disclosure of Confidential Information or any other actual or threatened breach of this Agreement and (ii) use its commercially reasonable efforts to assist and cooperate with Forian to regain possession and prevent any further use or unauthorized disclosure of such Confidential Information.

g.       Notwithstanding anything to the contrary herein, (i) no Person shall be deemed to have any obligations as a Representative of Recipient hereunder unless such Person has received Confidential Information from or on behalf of Recipient and (ii) receipt of Confidential Information shall not be imputed to any entities affiliated with Recipient (including any portfolio companies or investment funds owned or managed by Recipient or its affiliates) solely by virtue of the fact that certain of Recipient’s Representatives also serve as Representatives of any such affiliated entity, so long as such Representatives do not disclose any Confidential Information to any personnel of such affiliated entity; provided that none of Recipient nor its Representatives shall disclose Confidential Information to any entities affiliated with Recipient that provide products or services substantially similar to those offered by Forian without the prior written consent of Forian. For purposes of this Agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

3.       No License Rights. Neither the execution of this Agreement nor the furnishing of Confidential Information shall be deemed to grant to Recipient or its Representatives, expressly or by implication, any right or license to use (or constitute a waiver of any rights in) the Confidential Information except as specifically provided herein. Forian shall at all times retain all title to, interest in and ownership of all Confidential Information furnished to Recipient or its Representatives.

4.       No Representation or Warranty. Recipient acknowledges and agrees, on its behalf and on behalf of its Representatives, that none of Forian or any of its directors (including any committees of the Board of Directors of Forian (the “Board”), including the Special Committee (as defined below)), officers, stockholders, employees, affiliates, representatives or advisors, including any advisors of any committee of the Board, including the Special Committee (collectively the “Forian Parties”) is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information or any other information provided to Recipient or its Representatives by or on behalf of Forian in connection with a Possible Transaction. None of Forian or any of the Forian Parties will have any liability or legal obligation of any kind to Recipient or its Representatives resulting from use of or reliance on the Confidential Information by Recipient or its Representatives, except as may be expressly provided in a definitive written agreement with respect to a Possible Transaction, when, as and if executed. Unless and until such a definitive written agreement is entered into and subject to its terms and conditions, (i) none of Forian or any of the Forian Parties, on the one hand, or Recipient or its Representatives, on the other hand, by virtue of this Agreement, such party’s conduct, or any other written or oral expression, will be under any legal obligation of any kind whatsoever with respect to a Possible Transaction except for the matters specifically agreed to in this Agreement; (ii) none of Forian or any of the Forian Parties shall have any liability to Recipient or its Representatives or any other Person on any basis (including in contract, tort, under federal or state securities laws or otherwise) with respect to either the provision of or the content of the Confidential Information; and (iii) Recipient shall not, and shall not permit any of its Representatives to, make any claims whatsoever against any of the Forian Parties with respect to or arising out of a Possible Transaction, the review of or use or content of the Confidential Information or any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on the Confidential Information. Without limiting the generality of the foregoing, Recipient acknowledges and agrees, on its behalf and on behalf of its Representatives,

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that the Special Committee of the Board (the “Special Committee”) (or if, and only if the Special Committee has been disbanded or dissolved, the Board) reserves the right, in its sole discretion, to conduct and change the process with respect to a Possible Transaction, including to reject any and all proposals made by Recipient or its Representatives with regard to a Possible Transaction, to negotiate with other interested parties, to terminate discussions and negotiations with Recipient at any time, and to enter into a definitive agreement without prior notice to Recipient or its Representatives or any other Person.

5.       Return or Destruction of Confidential Information. When requested by or on behalf of Forian (which decision shall be made by the Special Committee (or if, and only if the Special Committee has been disbanded or dissolved, the Board)), Recipient shall promptly return to Forian or destroy any and all Confidential Information received by Recipient or its Representatives, including any and all copies (whether tangible or digital) or duplicates of the Confidential Information or summaries or synopses thereof prepared by Recipient or its Representatives; provided, however, that Recipient or its Representatives may retain Confidential Information that is (i) contained in an archived computer system back-up in accordance with security and/or disaster recovery procedures; (ii) contained in latent data, including deleted files and other non-logical data types such as memory dumps, swap files, temporary files, printer spool files and metadata that are not generally retrievable or accessible without the use of specialized tools and techniques; (iii) prepared for regulatory compliance, archival or record retention purposes; or (iv) retained by legal counsel only for purposes of confirming compliance with this Agreement, subject in each case to the destruction of such Confidential Information in due course and the inaccessibility of such Confidential Information to Recipient’s Representatives in the ordinary course of business, and further that in each case such Confidential Information shall remain subject to the terms and conditions of this Agreement. If Confidential Information is destroyed pursuant to this Section 5, upon Forian’s request, such destruction shall be certified in writing by an authorized officer of Recipient, which certification shall include representations that (x) describe the nature and scope of the efforts undertaken to remove/expunge the Confidential Information and (y) certify that the Confidential Information is no longer accessible or usable by Recipient or its Representatives.

6.       Contacts and Communications. Recipient agrees that all contacts and communications by it or its Representatives with Forian regarding the Possible

Transaction or the Evaluation Material, all requests for additional information, facility tours or management meetings, and all discussions or questions regarding procedures with respect to the Possible Transaction, will be submitted or directed only to those individuals as counsel or the financial advisor to the Special Committee shall instruct in writing. Without the express prior consent of the Special Committee, Recipient agrees that it will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, affiliate, borrower, lender, obligor, guarantor, supplier or business partner of the Special Committee regarding Confidential Information, the Possible Transaction or any other transaction involving Forian; provided, however, that, neither the foregoing nor any other provision of this Agreement shall prohibit Recipient or its Representatives (including Max Wygod, Adam Dublin, Shahir Kassam- Adams and Edward Spaniel Jr.) from performing their duties and obligations in their capacities as directors and officers of Forian, as applicable.

7.       Non-Solicitation of Forian Employees. For a period of twelve (12) months from the Effective Date, Recipient and any of its Representatives that receive Confidential Information shall not, directly or indirectly, employ or solicit for employment any employee of Forian; provided that nothing herein shall restrict or prohibit the solicitation or employment of any such individual (i) resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, in each case that are not targeted specifically at employees of Forian or (ii) no less than one

(1) year following the cessation of such individual’s employment with Forian without any solicitation or encouragement by Recipient or its Representatives, directly or indirectly, in relation to such cessation of employment.

8.       Standstill. Recipient agrees, on behalf of itself and its Representatives, that, in consideration of being furnished with Confidential Information, unless specifically approved in advance in writing by the Special Committee (or, if and only if the Special Committee has been disbanded or dissolved, the Board) (it being understood that the execution of this Agreement does not constitute such an approval) or consistent with the expressed intent of the Recipient’s group as in existence on the date hereof (as publicly disclosed in the Schedule 13D), for a period of twelve (12) months from the Effective Date, Recipient, acting alone or as part of a group, will not, and will cause its Representatives not to, directly or indirectly,

(i) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase, merger,

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business combination or otherwise, any securities or direct or indirect rights to acquire any securities of Forian or any of its affiliates, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Forian common stock, any assets or property of Forian or any of its affiliates or any loans or debt securities of Forian or any of its affiliates, or rights or options to acquire any interests in any of the foregoing; (ii) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Securities and Exchange Commission, to vote, or seek to advise or influence any person with respect to voting of, any Forian voting securities, or call or seek to call a meeting of Forian’s stockholders or initiate any stockholder proposal for action by Forian’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board; (iii) demand a copy of Forian’s stock ledger, list of stockholders or any other books and records of Forian; (iv) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of Forian or any affiliate of Forian, or any other extraordinary transaction involving Forian or any affiliate of Forian or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the Board, any committee thereof (including the Special Committee) or the management or policies of Forian; (vi) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) advise, assist, encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing (including in any way facilitating the obtaining of financing for or acting as a joint or co-bidder with any Person); (viii) take any action that could reasonably be expected to require Forian to make a public announcement regarding a Possible Transaction or any of the events described in this Section 8; (ix) deposit any Forian voting securities in a voting trust or subject such securities to a voting agreement or other agreement or arrangement with respect to the voting of such securities, including lending outside of the ordinary course of business any Forian securities to any Person for the purpose of allowing such Person to vote such securities in connection with any stockholder vote or consent of Forian; (x) enter into any discussions, negotiations, arrangements or understandings with any Person (including security holders of Forian) with respect to any of the foregoing, including forming, joining or in any way participating in a group with respect to any Forian securities or otherwise in connection with any of the foregoing; or (xi) contest the validity of this Section 8 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 8, provided, however, that, (a) with respect to clauses (i), (ii), (vii) and (x), except to the extent such activities are in connection with potentially adding additional existing stockholders of Forian to Recipient’s group (provided that Recipient, on behalf of itself and its Representatives, complies in all respects with this Agreement, including Section 1(a) of this Agreement) and (b) with respect to clause (v), except to the extent such activities are in connection with such individual’s role as director or officer of Forian. For a period of twelve (12) months from the Effective Date, Recipient agrees that it shall promptly advise Forian of any inquiry or proposal made to Recipient or any of its Representatives with respect to any of the foregoing, including the details thereof. Recipient’s obligations under this Section 8 shall terminate immediately (and without further action by any party hereto) if (x) any person or group of persons shall have acquired or entered into a definitive agreement to acquire, or (y) the Special Committee has recommended to the Board of Directors or stockholders of Forian for approval a transaction pursuant to which more than fifty percent (50%) of the Forian’s outstanding common stock or securities would be acquired by one or more related persons or group or that would entitle such person or group to appoint at least a majority of the Board. Notwithstanding the foregoing, the individual members of Recipient’s group (as disclosed on the Schedule 13D), (x) prior to the dissolution of the group, shall be permitted to dispose of, or enter into hedging transactions with respect to the Common Stock of Forian provided that at no time shall Recipient’s group beneficially own more than 75% of the outstanding Common Stock of Forian, and (y) after discussions regarding the Possible Transaction are terminated by the Special Committee or Recipient and the dissolution of the Recipient’s group, shall be permitted to acquire, dispose of, or enter into hedging transactions with respect to the Common Stock of Forian.

9.       Securities. Recipient acknowledges, and will advise its Representatives, that the federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such company or from communicating such

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material information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Recipient shall, and shall cause its Representatives to, take any action reasonably necessary or appropriate to prevent the use of Confidential Information in a way that would reasonably be expected to violate any antitrust or other applicable law, including the federal securities laws.

10.       Remedies; Irreparable Harm; Enforceability. Recipient shall, on its behalf and on behalf of its Representatives, indemnify and hold harmless Forian and the Forian Parties against and from, and shall compensate and reimburse Forian and the Forian Parties for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing Forian’s rights under this Agreement) arising directly or indirectly out of or resulting directly or indirectly from any unauthorized use or disclosure of any Confidential Information or any other breach of this Agreement. Recipient understands that in the event it or any of its Representatives fails to comply with this Agreement, Forian would suffer irreparable harm, for which monetary damages would not be a sufficient remedy. Recipient therefore agrees that in the event of its breach or threatened breach of this Agreement, Forian shall be entitled to injunctive and/or other preliminary or equitable relief, in addition to any other remedies available at law, without having to prove actual damages or to post a bond. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity. If any provision of this Agreement or the application in any particular circumstance is held illegal, invalid or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render legal, valid or enforceable the provisions hereof to the fullest extent permitted by law.

11.       Term. Recipient’s duty to protect Confidential Information shall expire three (3) years from the Effective Date unless the Confidential Information is trade secret information, in which case such restrictions will remain in effect so long as such Confidential Information is deemed trade secrets under applicable laws.

12.       No Obligation. Nothing in this Agreement shall impose any obligation upon the parties to consummate a Possible Transaction, to enter into any discussion or negotiation with respect thereto or vote any of their shares of common stock in support of any transaction or proposal.

13.       Privileged Confidential Information. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney- client privilege, work-product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work-product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work- product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

14.       Notice. All notices, consents, waivers or other communications which are required or permitted hereunder must be in writing and will be deemed given (i) on the day they are hand delivered directly to the intended recipient as set forth below; (ii) on the day receipt is confirmed by a nationally-recognized express courier (postage prepaid; signature required); or (iii) on the day of transmittal if sent by .pdf electronic format via electronic mail; provided that the party receiving notice confirms such receipt within one (1) business day thereafter (and such party shall use its commercially reasonable efforts to confirm receipt), in each case at the address set forth below.

If to Forian:

Forian Inc.

41 University Drive

Suite 400

Newtown, PA 18940

Attention: Caroline McGrail

E-mail: caroline.mcgrail@forian.com

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With a copy to:

Potter Anderson & Corroon LLP

Hercules Plaza

1313 North Market Street, 6th Floor

P.O. Box 951

Wilmington, DE 19801

Attention: Michael P. Maxwell; Rebecca E. Salko

Email: mmaxwell@potteranderson.com;

rsalko@potteranderson.com

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attention: Darrick M. Mix; Justin Santarosa

Email: DMix@duanemorris.com;

JSantarosa@duanemorris.com

If to Recipient:

c/o Allen Overy Shearman Sterling US LLP

1460 El Camino Real, 2nd Floor, Menlo Park

Silicon Valley CA 94025

Attention: Max Wygod

E-mail: maxwygod@gmail.com

With a copy to:

Allen Overy Shearman Sterling US LLP

1460 El Camino Real, 2nd Floor, Menlo Park

Silicon Valley CA 94025

Attention: Chris Forrester; Creighton Condon

E-mail: Chris.Forrester@Shearman.com;

CCondon@Shearman.com

15.       Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any prior oral or written agreement with respect to such, and may only be modified in a writing signed by both parties. Without limiting the foregoing, the parties agree that the terms of this Agreement shall control over any additional purported confidentiality requirements set forth in any memorandum or other document or any web-based database (including any electronic data room) or similar repository of Confidential Information to which Recipient or its Representatives is granted access in connection with a Possible Transaction, notwithstanding acceptance of such a memorandum or other document, submission of an electronic signature, “click through” or other indication of assent to additional confidentiality conditions; it being understood and agreed that the confidentiality obligations with respect to all Confidential Information are exclusively governed by this Agreement. Notwithstanding the foregoing, the terms and conditions of this Agreement are not intended to override the confidentiality provisions of any other written agreement between Forian and Recipient unrelated to a Possible Transaction.

16.       Binding Effect; Assignment. The terms, conditions and covenants of this Agreement shall be binding upon Recipient and its Representatives and its and their successors and permitted assigns, and are for the benefit of Forian and its successors and assigns. This Agreement may not be assigned by Recipient without the prior written consent of Forian. Any attempted assignment in violation of this Section 16 is null and void.

17.       Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each party irrevocably and unconditionally agrees that this Agreement shall exclusively be enforced by the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, any state or federal court located in the State of Delaware) and consents to the personal jurisdiction and venue of such courts for any lawsuit arising out of or related to this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18.       Construction; Counterparts; Electronic Signature. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation”. This Agreement may be executed in one or more counterpart copies (including pdf, DocuSign or other electronic means), each of which shall be deemed an original and all of which shall together be deemed to constitute one and the same agreement. Upon execution, any counterpart of this Agreement may be delivered by electronic transmission with the same effect as if delivered personally.

19.       Waiver; Amendment. No provision of this Agreement may be waived or amended except by the express written consent of the parties; provided, however, that, until such date that the Special Committee

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has been dissolved or disbanded, the Special Committee’s prior written consent shall be required for any waiver or amendment relating to or involving Forian. Failure or delay to enforce any provision of this Agreement or in exercising any right, power or privilege hereunder by a party shall not constitute a waiver of any term hereof by such party, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

20.       Special Committee. Unless otherwise expressly set forth in this Agreement, whenever an approval or consent of Forian is required pursuant to this Agreement, such approval or consent must be authorized by the Special Committee unless and until the Special Committee has been disbanded or dissolved.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Confidentiality Agreement effective as of the Effective Date.

Recipient:	2025 ACQUISITION CORPORATION

By:	/s/ Max Wygod

Name:	Max Wygod
Title:	Chief Executive Officer
Email:	maxwygod@gmail.com

FORIAN INC.

By:

Name:
Title:

Confidential

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Confidentiality Agreement effective as of the Effective Date.

Recipient:	2025 ACQUISITION CORPORATION

By:

Name:	Max Wygod
Title:	Chief Executive Officer
Email:	maxwygod@gmail.com

FORIAN INC.

By:	/s/ Caroline McGrail

Name:	Caroline McGrail
Title:	General Counsel

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